Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (Nos. 333-47796, 333-48002, 333-141029, 333-141028 and 333-128283) on Form S-8 of PolyOne Corporation of our report dated February 29, 2008 (except with respect to the updated disclosures pertaining to the retrospective application of Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements, An Amendment Of ARB No. 51, as described in Note 3 to the consolidated financial statements, as to which the date is February 18, 2010), with respect to the consolidated statements of operations, changes in partners’ capital, and cash flows for the six months ended June 30, 2007,which report appears in the December 31, 2009 annual report on Form 10-K of PolyOne Corporation. Our report refers to a retrospective change in method of accounting for noncontrolling interests in the financial statements for 2009.
KPMG LLP
Dallas, Texas
February 18, 2010